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                                                                    EXHIBIT 99.1


                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                ANNOUNCES THE REDEMPTION OF $125 MILLION CLASS K
                     CONVERTIBLE CUMULATIVE PREFERRED STOCK

                      REDEMPTION FOR CLASS A COMMON STOCK

         DENVER, COLORADO, MARCH 19, 2002

         Apartment Investment and Management Company (NYSE: AIV, AIVPrK) ("Aimco") announced today that it has given notice that it will redeem for Aimco Class A Common Stock ("Common Stock") all outstanding shares of its Class K Convertible Cumulative Preferred Stock ("Class K Preferred Stock") (AIVPrK - CUSIP No. 03748R705) on April 18, 2002 ("Redemption Date") at a redemption price of $27.2125 per preferred share ("Redemption Price").

         The Redemption Price is payable in shares of Aimco Common Stock at a price of $45.7835 per common share, resulting in the issuance of 0.5944 shares of Common Stock for each share of Class K Preferred Stock redeemed.

         The shares of Common Stock issuable upon redemption have previously been included in Aimco's count of fully diluted shares outstanding for purposes of calculating Adjusted Funds From Operations ("AFFO") per share and Funds From Operations ("FFO") per share. Therefore, the redemption will not change Aimco's fully diluted share count.

         In January 2002, Aimco redeemed $35 million of Class B Preferred Partnership Units previously issued by a subsidiary partnership. The Class K Preferred Stock redemption will bring the total year to date preferred redemptions to $160 million. After giving pro forma effect to the $160 million of redemptions, Aimco's ratio of free cash flow to combined interest expense and preferred stock dividends would have been 2.03:1 for the year ended December 31, 2001. On a historical basis for the year ended December 31, 2001, that ratio was 1.97:1.

         Aimco is a real estate investment trust with headquarters in Denver, Colorado and 19 regional operating centers, which holds a geographically diversified portfolio of apartment communities. Aimco, through its subsidiaries, operates approximately 1,900 properties, including 336,000 apartment units, and serves approximately one million residents. Aimco's properties are located in 47 states, District of Columbia and Puerto Rico. For more information about Aimco, please visit our website at www.aimco.com.

Contact:  Katie Murphree, Vice President - Investor
Relations (303) 691-4440
           E-Mail:  investor@aimco.com
           Web Site:  http://www.aimco.com